Exhibit J

INVESTOR RIGHTS AGREEMENT

BY AND BETWEEN

COMMUNICATION INTELLIGENCE CORPORATION

AND

PHOENIX VENTURE FUND LLC,

SG PHOENIX LLC,

MICHAEL ENGMANN,

RONALD GOODMAN,

KENDU PARTNERS COMPANY AND

MDNH PARTNERS L.P.

DATED AS OF AUGUST 5, 2010

TABLE OF CONTENTS

ARTICLE I
DEFINITIONS

i

INVESTOR RIGHTS AGREEMENT

This INVESTOR RIGHTS AGREEMENT, dated as of August 5, 2010 (this “Agreement”), is by and between Communication Intelligence Corporation, a Delaware corporation having an address at 275 Shoreline Drive, Suite 500, Redwood Shores, California 94065 (the “Company”), and Phoenix Venture Fund LLC, a Delaware limited liability company having an address at 110 East 59th Street, Suite 1901, New York, New York 10022 (“Phoenix”), SG Phoenix LLC, a Delaware limited liability company having an address at 110 East 59th Street, Suite 1901, New York, New York 10022 (“SG Phoenix”), Michael Engmann, an individual having an address at 38 San Fernando Way, San Francisco, California 94127 (“Engmann”), Ronald Goodman, an individual having an address at 31 Tierra Verde Court, Walnut Creek, California 94598 (“Goodman”), Kendu Partners Company, a California limited partnership having an address at 220 Bush Street, Suite 950, San Francisco, California 94104 (“Kendu”) and MDNH Partners L.P., a California limited partnership having an address at 220 Bush Street, Suite 950, San Francisco, California 94104 (“MDNH” and collectively, with Phoenix, SG Phoenix, Engmann, Goodman and Kendu, the “Investors” and each, an “Investor”).

W I T N E S S E T H:

WHEREAS, the Company and the Investors have entered into one or both of the Series B Preferred Stock Purchase Agreement, dated as of June 21, 2010 (as it may be amended from time to time) (the “Purchase Agreement”), pursuant to which the purchasers are purchasing and acquiring from the Company, and the Company is selling and issuing to the purchasers, up to 2,000,000 shares of its Series B Preferred Stock; and/or the Exchange Agreement, dated as of June 21, 2010 (the “Exchange Agreement”), by and between the Company, Phoenix, Engmann and the other entities and individuals signatories thereto, pursuant to which the Company and the holders of all of the Company’s senior secured indebtedness under the Credit Agreement, dated as of June 5, 2008, among the Company, Phoenix and the other lenders signatory thereto, as amended by Amendment No. 1 to the Credit Agreement, dated as of May 28, 2009 and Amendment No. 2 to the Credit Agreement, dated as of May 4, 2010 (collectively, as the same may be further amended, restated, supplemented or amended and restated from time to time, the “Credit Agreement”), have agreed to exchange all of the Company’s indebtedness outstanding on the date hereof under the Credit Agreement, including accrued interest, into shares of Series B Preferred Stock upon the terms and subject to the conditions thereof; and

WHEREAS, the Company and the Investors desire to set forth their respective obligations in connection with the Investors’ ownership of the Subject Shares.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and intending to be legally bound, the parties hereto, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1            Definitions.  The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person or group of Persons, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person or group of Persons.

“Agreement” or “this Agreement” shall have the meaning set forth in the Preamble, and shall include all amendments hereto made in accordance with the provisions hereof.

“Beneficially Own” means, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act as in effect on the date hereof, and “Beneficial Ownership” shall have the corresponding meaning.

“Board” means the Board of Directors of the Company.

“Certificate of Designation” means the certificate of designation of the Series B Preferred Stock, dated as of August 5, 2010 and filed with the Secretary of State of the State of Delaware.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company.

“Change of Control” shall have the meaning set forth in Section 3.1(d).

“Common Stock” means the Company’s common stock having a par value of $0.01 per share.

“Company” shall have the meaning set forth in the Preamble.

“Company Stockholders’ Meeting” shall have the meaning set forth in Section 2.1(b).

“Credit Agreement” shall have the meaning set forth in the Recitals.

“DGCL” shall have the meaning set forth in Section 2.2(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” shall have the meaning set forth in the Recitals.

“Governmental Authority” means any supranational, national, federal, state, municipal or local governmental or quasi-governmental or regulatory authority (including a national securities exchange or other self-regulatory body), agency, governmental department, court, commission, board, bureau or other similar entity, domestic or foreign or any arbitrator or arbitral body.

“Group” shall have the meaning set forth in Section 3.1(b)(ii).

“Investor Rights Termination Event” shall be the earlier of (i) the tenth (10th) anniversary of the date hereof; (ii) the first date on which the Investors in the aggregate own an aggregate of less than (a) twenty percent (20%) of the Voting Securities owned on the date hereof (including, for the avoidance of doubt, Voting Securities issued to Investors under the Purchase Agreement and the Exchange Agreement) or (b) twenty percent (20%) of the outstanding Series B Preferred Stock issued under the Purchase Agreement and the Exchange Agreement on the date hereof; (iii) the adjudication of the Company as bankrupt, the execution by the Company of an assignment for the benefit of creditors or the appointment of a receiver of the Company; (iv) the voluntary or involuntary dissolution of the Company; (v) when there is otherwise only one surviving Investor as a party to this Agreement; or (vi) the written agreement of the Investors owning an aggregate of at least sixty-six percent (66%) of the Subject Shares to terminate this Agreement.

“Investors” shall have the meaning set forth in the Preamble.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order or rule of law (including common law) of any Governmental Authority, and any judicial or administrative interpretation thereof, including any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Offer Shares” shall have the meaning set forth in Section 3.2(a).

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.

“Prohibited Person” means any Person that appears on any list issued by an applicable Governmental Authority or the United Nations with respect to money laundering, terrorism financing, drug trafficking or economic or arms embargoes.

“Purchase Agreement” shall have the meaning set forth in the Recitals.

“Remaining Directors” shall have the meaning set forth in Section 2.3(b).

“Required Holders” means holders representing a majority of the then outstanding shares of Series B Preferred Stock.

“ROFO Option Period” shall have the meaning set forth in Section 3.2(b).

“ROFO Price” shall have the meaning set forth in Section 3.2(a).

“SEC” means the Securities and Exchange Commission.

“Series A-1 Preferred Stock” means the Series A-1 Cumulative Convertible Preferred Stock of the Company, with a par value $0.01 per share, provided for pursuant to that certain

Amended and Restated Certificate of Designation filed with the Secretary of State of the State of Delaware on August 5, 2010.

“Series B Preferred Directors” shall have the meaning set forth in Section 2.3(a).

“Series B Preferred Stock” means the 14,000,000 shares of Series B Participating Convertible Preferred Stock of the Company, with a par value of $0.01 per share, provided for pursuant to that certain Certificate of Designation filed with the Secretary of State of the State of Delaware on August 5, 2010.

“Subject Shares” means, at any given time, such Voting Securities as the Investors may directly or indirectly Beneficially Own at such time, including, for the avoidance of doubt, the Company’s Series A-1 Preferred Stock, Series B Preferred Stock and Common Stock.

“Transfer” means to, directly or indirectly, transfer, sell, hedge, assign, gift, pledge, encumber, hypothecate, mortgage, exchange or otherwise dispose of (including through the sale or purchase of options or other derivative instruments with respect to the Common Stock or otherwise) by operation of Law or otherwise.

“Voting Securities” means securities of the Company having the power generally to vote on the election of directors and other matters submitted to a vote of stockholders of the Company, including, for the avoidance of doubt, shares of Series A-1 Preferred Stock, Series B Preferred Stock and Common Stock.

Section 1.2            Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)           when a reference is made in this Agreement to a Preamble, Article, Recital or Section, such reference is to a Preamble, Article, Recital or Section of this Agreement, unless otherwise indicated;

(b)           the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)           whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation;”

(d)           the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)           the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(f)            any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(g)           references to a Person are also to its successors and permitted assigns; and

(h)           the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II
VOTING OF SHARES; ELECTION OF DIRECTORS;
BOARD REPRESENTATION; PERIODIC REPORTING OBLIGATIONS

Section 2.1            Voting of Shares; Election of Directors.

(a)           Subject to Section 2.1(b), the Investors shall have full voting rights with respect to the Subject Shares pursuant to the Company’s Certificate of Incorporation and by-laws and applicable Law.

(b)           The Company and the Investors hereby agree that, until such time as an Investor Rights Termination Event has occurred, at any meeting of the stockholders of the Company, however called, or at any adjournment or postponement thereof (a “Company Stockholders’ Meeting”), or in any other circumstances upon which a vote, consent or other approval (including by written consent) is sought by or from the stockholders of the Company:

(i)            the Investors shall appear at such Company Stockholders’ Meeting or otherwise cause all Subject Shares to be counted as present thereat for the purpose of establishing a quorum; and

(ii)           with respect to any matter upon which a vote, consent or other approval (including by written consent) is sought by or from the stockholders of the Company in connection with the election or removal of directors or otherwise relating to procedures applicable to the election or removal of directors, the Investors shall vote and cause to be voted all Subject Shares to elect and otherwise retain as directors the two (2) individual directors or director nominees (as the case may be) designated by Phoenix pursuant to Section 2 of the Certificate of Designation, who shall initially be Philip S. Sassower and Andrea Goren, and the one (1) individual director or director nominee (as the case may be) designated by the Required Holders pursuant to Section 2 of the Certificate of Designation, in each case, to serve on the Board, as provided in the Certificate of Designation; it being acknowledged and agreed that each of the Investors may vote or cause to be voted (or withhold its vote in respect of) all Subject Shares on all other matters (other than those described in the foregoing clause) in such manner as it determines in its sole and absolute discretion.

Section 2.2            Irrevocable Proxy.

(a)           As security for the Investors’ obligations under Section 2.1, each of the Investors hereby irrevocably constitutes and appoints Phoenix as its attorney and proxy in accordance with the Delaware General Corporation Law (“DGCL”), with full power of substitution and re-substitution, to cause all Subject Shares to be counted as present at any Company Stockholders’

Meeting, to vote all Subject Shares at any Company Stockholders’ Meeting and to execute consents in respect of all Subject Shares in the manner provided by Section 2.1(b)(ii); and the Company shall take all reasonable acts within its control necessary to cause all of the Series B Preferred Directors to be elected as directors to the Board. Each of the Investors hereby revokes all other proxies and powers of attorney with respect to the Subject Shares that such Investor may have heretofore appointed or granted and represents that any proxies heretofore given in respect of such shares, if any, are revocable.

(b)           Each of the Investors hereby affirms that the irrevocable proxy set forth in this Section 2.2 is coupled with an interest and shall remain in effect for the duration of this Agreement and is intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL. If for any reason the proxy granted herein is not irrevocable, then such Investor agrees to vote all Subject Shares in accordance with Section 2.1 above.

(c)           This irrevocable proxy shall not be terminated by any act of any Investor or by operation of Law, except that this irrevocable proxy shall terminate upon the occurrence of an Investor Rights Termination Event.

Section 2.3            Board Representation.

(a)           Until the occurrence of an Investor Rights Termination Event, (i) there shall be five (5) directors of the Company, except as otherwise agreed to by Phoenix and the Required Holders or as provided in the Certificate of Designation; and (ii) Phoenix shall be entitled to nominate two (2) individual directors or director nominees to serve as directors and the Required Holders shall be entitled to nominate one (1) individual director or director nominee, who shall be independent under applicable Nasdaq and SEC rules, to serve as a director, as provided in the Certificate of Designation (collectively, the “Series B Preferred Directors”).

(b)           Until the occurrence of an Investor Rights Termination Event, at each Company Stockholders’ Meeting, or upon the taking of a written consent of stockholders for such purpose: (a) the holders of the Series B Preferred Stock shall have the right, voting separately as a class (to the exclusion of all other classes or series of the Company’s capital stock), to elect the Series B Preferred Directors, as provided in the Certificate of Designation, and (b) the remaining two (2) directors of the Company, each of whom shall be independent under applicable Nasdaq and SEC rules, shall be elected by the holders of Voting Securities, voting together as a single class on an as-converted to Common Stock basis (the “Remaining Directors”).

(c)           Any Series B Preferred Director elected pursuant to Section 2 of the Certificate of Designation may be removed at any time, with or without cause by, and only by, the affirmative vote, given at a meeting or by written consent, of the holder(s) who designated or nominated such director.  The Remaining Directors may be removed at any time, with or without cause by the affirmative vote, given at a meeting or by written consent, of the holders of the Voting Securities, voting together as a single class on an as-converted to Common Stock basis.

(d)           The Series B Preferred Directors shall be entitled to reimbursement from the Company for all costs and expenses in attending any meetings of the Board or any committee thereof, as provided in the Certificate of Designation.  The Company shall notify the Series B

Preferred Directors of all regular and special meetings of the Board and any committee of the Board of which any of the Series B Preferred Directors is a member. The Company shall provide the Series B Preferred Directors with copies of all notices, minutes, consents and other materials provided to all other members of the Board concurrently as such materials are provided to the other members.

Section 2.4            Board Committees.  The Company covenants and agrees that at all times at least (a) one (1) of the Series B Preferred Directors shall be a member of each of the Audit Committee and the Best Practices Committee and (b) the two (2) directors of the Board designated by Phoenix under the Certificate of Designation shall be members of each of the Finance Committee, Compensation Committee and Nominating Committee. Until the occurrence of an Investor Rights Termination Event, each committee of the Board shall be comprised of not more than three (3) directors, except as otherwise agreed to in a writing signed by Phoenix.

Section 2.5            Reporting Obligations.  Each of the Investors hereby agrees to cooperate affirmatively with one another, to the extent reasonably requested, to cause to be filed, on a timely basis, with the SEC, all reports and documents required to be filed therewith under the Exchange Act and to comply with all provisions of other applicable laws, including, but not limited to, the reporting requirements under Section 13 of the Exchange Act. The Company hereby agrees to cause to be filed, on a timely basis, with the SEC, all reports and documents required to be filed therewith under the Exchange Act and to comply with all provisions of other applicable laws.

Section 2.6            Necessary Acts; Further Assurances.  Each of the Investors shall, at its own cost and expense, execute and deliver such further documents and instruments and shall take such other actions as may be reasonably required or appropriate to evidence or carry out the intent and purposes of this Agreement or to show the ability to carry out the intent and purposes of this Agreement.

Section 2.7            Director and Officer Indemnification.  All rights to indemnification, expense advancement and exculpation existing in favor of each director and officer of the Company, as provided in the Company’s Certificate of Incorporation and bylaws, as in effect on the date hereof, shall continue in full force and effect, for a period of at least six (6) years from the date the director or officer last served as director or officer of the Company.

ARTICLE III
TRANSFER

Section 3.1            Transfer of Subject Shares.

(a)           Subject to Section 3.1(c), each of the Investors shall not, and shall cause their Affiliates not to, Transfer all or any portion of the Subject Shares, except (i) pursuant to its registration rights set forth in the Registration Rights Agreement dated as of June 5, 2008, as amended by Amendment No. 1 to the Registration Rights Agreement, dated as of May 28, 2009 and Amendment No. 2 to the Registration Rights Agreement, dated as of May 4, 2010 in a widely-distributed public offering, (ii) pursuant to its registration rights set forth in the

Registration Rights Agreement dated as of August 5, 2010 in a widely-distributed public offering, (iii) pursuant to Rule 144 of the Securities Act, (iv) to the Company pursuant to Section 3.2 or (v) pursuant to any other exemption from registration under the Securities Act after compliance with Section 3.2.

(b)           Any Transfer pursuant to Section 3.1(a) shall be subject to the following limitations:

(i)            Without limiting the other provisions of this Article III, the Investors shall not, without the prior written consent of Phoenix, knowingly dispose or agree to dispose (directly or indirectly, or pursuant to any series of related transactions intentionally structured to circumvent the provisions of this Article III) of all or any portion of the Subject Shares, in one or a series of transactions (other than as described in Section 3.1(a)(i), Section 3.1(a)(ii) or Section 3.1(a)(iii)), to any Person that at the time of the disposition is a Prohibited Person.

(ii)           The Investors shall not dispose of or agree to dispose of five percent (5%) or more of the Subject Shares to a single Person or “group” (as defined in Section 13(d)(3) of the Exchange Act) (a “Group”), directly or indirectly, in a single transaction or a series of related transactions, unless such Person or Persons execute a joinder agreement, agreeing to abide by Section 2.1 and this Article III (other than as described in Section 3.1(a)(i), Section 3.1(a)(ii) or Section 3.1(a)(iii)); provided, however that an underwriter, broker-dealer or registered agent shall not be considered as a Person or a member of a Group for purposes of this Section 3.1(b)(ii).

(c)           Notwithstanding the foregoing, the Investors may at any time:

(i)            Transfer all or any portion of the Subject Shares to an Affiliate; provided, that prior to any Transfer pursuant to this Section 3.1(c)(i), such transferee shall have agreed in writing to be bound by the terms of this Agreement pursuant to documentation reasonably satisfactory to the parties hereto; and provided, further, that no Transfer pursuant to this Section 3.1(c)(i) shall relieve any transferor from any liability for damages incurred or suffered by the Company as a result of any breach of this Agreement by such transferor;

(ii)           Transfer a maximum aggregate number of Subject Shares during the term of this Agreement constituting not more than one percent (1%) in the aggregate of Voting Securities at any given time; provided, that such Transfers are made in the open market pursuant to ordinary brokerage transactions;

(iii)          tender their Subject Shares pursuant to a tender offer for the Common Stock that has been affirmatively recommended by a majority of the Board; or

(iv)          Transfer their Subject Shares pursuant to a merger that has been affirmatively recommended or approved by a majority of the Board.

(d)           Notwithstanding anything to the contrary herein, the restrictions on Transfer set forth in this Section 3.1 shall terminate upon a Change of Control. For purposes of this Agreement, a “Change of Control” shall mean (i) the acquisition by any Person or any Group of Beneficial Ownership of at least a majority of all outstanding Voting Securities of the Company (calculated on a fully-diluted basis) or (ii) the reorganization, merger or consolidation of the Company with respect to which all of the Persons who were the respective Beneficial Owners of the Company’s securities immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, Beneficially Own, directly or indirectly, more than fifty percent (50%) of the aggregate outstanding securities of the Company resulting from such reorganization, merger or consolidation. For the avoidance of doubt, the transactions contemplated by the Purchase Agreement and the Exchange Agreement do not constitute a Change of Control.

Section 3.2            Right of First Offer.

(a)           In the event that any of the Investors or their Affiliates desire to sell Subject Shares pursuant to Section 3.1(a) (other than Section 3.1(a)(i), Section 3.1(a)(ii) or Section 3.1(a)(iii)) in an amount constituting more than five percent (5%) of the issued and outstanding shares of Voting Securities in a single or series of related transactions, such Investor shall first offer such Subject Shares for purchase to Phoenix by promptly notifying Phoenix in writing of such offer, setting forth the number of Subject Shares proposed to be sold (the “Offer Shares”), the terms and conditions of sale and the price or method of determining such price (the “ROFO Price”).

(b)           Phoenix shall have up to a period of twenty (20) days (the “ROFO Option Period”) after the receipt of such notice within which to notify such Investor in writing that it wishes to purchase the Offer Shares at the ROFO Price and upon the terms and conditions set forth in the Investor’s notice. If Phoenix gives such written notice within the ROFO Option Period, then it shall have thirty (30) days after it gives such notice to do all things necessary to consummate such acquisition of the Offer Shares, including entering into agreements relating to such acquisition. Such Investor shall cooperate with Phoenix in obtaining all consents and approvals necessary to consummate the acquisition and shall execute and deliver such customary agreements as may be reasonably requested by Phoenix. If Phoenix receives such consents and approvals and enters into such agreements as are necessary to consummate such acquisition of the Offer Shares, then such Investor and its Affiliates, as applicable, shall be obligated to sell to Phoenix, and Phoenix shall be obligated to purchase from such Investor and its Affiliates, as applicable, the Offer Shares at the price and on the terms and conditions set forth in the Investor’s notice.

(c)           If Phoenix does not give written notice to such Investor within the ROFO Option Period or notifies such Investor in writing that it does not wish to purchase the Offer Shares, such Investor shall be free to secure a bona fide offer for the Offer Shares from a third-party and sell the Offer Shares to such third-party at a price equal to or greater than the ROFO Price; provided, that (i) such sale to the bona fide third-party is consummated within ninety (90) days after the expiration of the ROFO Option Period at a price and upon the same terms and conditions, no more favorable to the third-party than were set forth in such Investor’s notice to

Phoenix (it being agreed by the Investors that if such sale is not consummated within such ninety (90) day period, such Investor must re-commence the procedures provided in this Section 3.2 if they wish to sell the Subject Shares), (ii) such Investor notifies Phoenix in writing of the name, address, telephone number and facsimile number of the transferee, along with the names and/or title of a “contact person” at such transferee and (iii) the transferee of such Investor and its Affiliates executes a counterpart copy of this Agreement and thereby agrees prior to the sale, to be bound by all of the terms and provisions of this Agreement, as though it were an Investor.

Section 3.3            Termination of Article III.  Notwithstanding anything to the contrary contained herein, this Article III shall terminate upon an Investor Rights Termination Event.

ARTICLE IV
MISCELLANEOUS

Section 4.1            Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an enforceable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 4.2            Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Investors with respect to the subject matter hereof.

Section 4.3            Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or by facsimile to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 3.3):

If to the Company:

Communication Intelligence Corporation

275 Shoreline Drive, Suite 500

Redwood Shores, California 94065

Attention:  Francis V. Dane

Facsimile:  (650) 802-7777

With a copy (which shall not constitute notice) to:

Davis Wright Tremaine LLP

1300 SW Fifth Avenue, Suite 2300

Portland, Oregon 97201

Attention:  Michael C. Phillips, Esq.

Facsimile:  (503) 778-5299

If to Phoenix:

Phoenix Venture Fund LLC

110 East 59th Street, Suite 1901

New York, New York 10022

Attention:  Andrea Goren

Facsimile:  (212) 202-7565

With a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

1540 Broadway

New York, New York 10036

Attention:  Jonathan J. Russo, Esq.

Facsimile:  (212) 858-1500

If to SG Phoenix:

SG Phoenix LLC

110 East 59th Street, Suite 1901

New York, New York 10022

Attention:  Andrea Goren

Facsimile:  (212) 202-7565

If to Engmann:

Michael Engmann

38 San Fernando Way

San Francisco, California 94127

Facsimile:  (415) 781-4641

If to Goodman:

Ronald Goodman

31 Tierra Verde Court

Walnut Creek, California 94598

Facsimile:  (925) 933-7548

If to Kendu:

Kendu Partners Company

c/o Engmann Options

220 Bush Street, Suite 950

San Francisco, California 94104

Facsimile:  (415) 781-4641

If to MDNH:

MDNH Partners L.P.

c/o Engmann Options

220 Bush Street, Suite 950

San Francisco, California 94104

Facsimile:  (415) 781-4641

Section 4.4            Assignment.  This Agreement may not be assigned (by operation of law or otherwise) without the express written consent of the other parties (not to be unreasonably withheld, delayed or conditioned) and any such assignment or attempted assignment without such consent shall be void, subject to the terms and conditions contained in Article III hereof.

Section 4.5            Compliance.  In connection with this Agreement and the transactions contemplated hereby, each of the parties hereto agrees to comply with, and conduct its business in conformity with, in all material respects all applicable Law.

Section 4.6            Amendment.  This Agreement may not be amended or modified except (i) by an instrument in writing signed by, or on behalf of, the Investors holding at least a majority-in-interest of the Subject Shares then outstanding or (ii) by a waiver in accordance with Section 4.7.

Section 4.7            Waiver.  The parties hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party or (ii)  waive compliance with any of the agreements of any other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party that is giving the waiver. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 4.8            No Third-Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 4.9            Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement shall be governed by, and construed in accordance with, the Law of the State of Delaware applicable to contracts executed in and to be performed in that State, without regard to principles of the conflict of Law.

(b)           The parties hereto irrevocably submit to the exclusive jurisdiction of any state or federal court located in the State of Delaware or the State of New York and waive objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

(c)           EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.10          Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity.

Section 4.11          Nature of Agreement.  With respect to the contractual liability of the Investors to perform their respective obligations under this Agreement, with respect to itself or its property, the Investors each agree that the execution, delivery and performance by it of this Agreement constitute private and commercial acts done for private and commercial purposes.

Section 4.12          Currency.  Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein means United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

Section 4.13          Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission or portable document format (“.pdf”)) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by its respective duly authorized representative as of the date first written above.

THE COMPANY

COMMUNICATION INTELLIGENCE CORPORATION

By:	/s/ Guido DiGregorio
	Name:	Guido DiGregorio
	Title:	Chief Executive Officer

THE INVESTORS

PHOENIX VENTURE FUND LLC

By:	SG Phoenix Ventures LLC,
its Managing Member

	By:	/s/ Andrea Goren
	Name:	Andrea Goren
	Title:	Member

SG PHOENIX LLC

By:	/s/ Andrea Goren
	Name:	Andrea Goren
	Title:	Member

/s/ Michael Engmann
MICHAEL ENGMANN

/s/ Ronald Goodman
RONALD GOODMAN

Signature Page to Investor Rights Agreement

KENDU PARTNERS COMPANY

By:	/s/ Michael Engmann
	Name:	Michael Engmann
	Title:	General Partner

MDNH PARTNERS L.P.

By:	/s/ Michael Engmann
	Name:	Michael Engmann
	Title:	General Partner

Signature Page to Investor Rights Agreement